EXCLUSIVE DISTRIBUTION AGREEMENT

BETWEEN

SOLUTIONS 2 GO INC. AND ZOO PUBLISHING, INC.

The parties to this Exclusive Distribution Agreement (“Agreement”) dated August 31, 2009 (the “Effective Date”) are SOLUTIONS 2 GO Inc., a Canadian corporation (“DISTRIBUTOR”); and ZOO PUBLISHING, INC., a New Jersey corporation (“PUBLISHER”).

Whereas PUBLISHER owns rights to those video games and related software and products listed on Exhibit A (“Products” each a “Product”) attached hereto for those certain platforms described in Exhibit A, which may include, Nintendo DS, Nintendo Wii, Microsoft X-Box 360, Sony Playstation III, and Sony PSP (each a “Platform”; Nintendo; Sony, Microsoft each a “Platform Provider”).  PUBLISHER is the publisher of the Product in the United States under its label “Zoo Games”.  DISTRIBUTOR is a distributor of video games and related products and now wishes to distribute the Product in Canada under the terms and conditions of this Agreement. Therefore, the parties agree as follows:

1.	Definitions.

(a)         Direct Manufacturing Costs. “Direct Manufacturing Costs” means the actual cost paid by PUBLISHER for Product disk or cartridge replication, as the case may be,  and packaging, including shipping.

(b)         Exclusive Territory.  “Exclusive Territory” means Canada.

2.	Exclusive Distribution Rights.

(a)         Distribution Rights.  Subject to the terms and conditions of this Agreement, PUBLISHER, hereby grants to DISTRIBUTOR the exclusive right to market, sell and distribute (collectively “Distribution Rights”) the Product in the Exclusive Territory for the “Term” (as defined in Paragraph 8 below).  PUBLISHER shall not sell directly to, nor grant Distribution Rights to any third party for the Product in the Exclusive Territory during the Term. Notwithstanding anything to the contrary which may be contained in this Agreement, in the event Publisher loses the rights to any Product during the Term, Publisher shall so notify Distributor and such Product shall be deemed deleted from Exhibit A and such shall no longer be considered a Product.

(b)         Trademark License.  During the Term of this Agreement (and any applicable Sell-Off period), PUBLISHER hereby grants DISTRIBUTOR the non-assignable, non-exclusive right to use PUBLISHER’s and/or its licensor’s trademarks, trade names, logo, characters, designs, and artwork created for and used with the Product for the sole purpose of distributing, selling, advertising, publicizing and promoting the Product in the Exclusive Territory as permitted by this Agreement.  DISTRIBUTOR agrees that PUBLISHER’s trademarks, trade names, logos, characters, designs, artwork and copyrights remain the exclusive property of PUBLISHER or its licensor, and that DISTRIBUTOR will not obtain any ownership rights in or to such trademarks.

(c)         Reserved Rights. All rights not expressly granted herein are reserved by PUBLISHER including, without limitation, internet sales, cable and electronic distribution rights, all rights to conversions of or sequels to the Product, all rights outside the Exclusive Territory, merchandising rights and any other exploitation of the characters, story lines or content contained in the Product.

(d)         Unauthorized Distribution.  PUBLISHER will not allow or authorize orders for the Product for distribution in the Exclusive Territory during the Term by any entity other than DISTRIBUTOR and will take reasonable steps (including without limitation appropriate contractual restrictions) to ensure that entities that order the Product for distribution outside the Exclusive Territory do not distribute the Product directly or indirectly in the Exclusive Territory.  In the event of any unauthorized distribution of the Product in the Exclusive Territory, PUBLISHER hereby authorizes DISTRIBUTOR to enforce PUBLISHER’s rights to stop such unauthorized distribution subject to PUBLISHER’s prior written consent and, at DISTRIBUTOR’s request and expense.  Publisher will take all reasonable steps to cooperate with and assist the DISTRIBUTOR’s efforts to stop such unauthorized distribution.  DISTRIBUTOR shall not exercise any of the Distribution Rights outside the Exclusive Territory.

(e)         Consumer Support and Warranty Information. PUBLISHER, under its own name or under its “Zoo” label, shall provide the consumer warranty information in the user manual and on the packaging and shall be solely responsible for all warranties and consumer support for the Product.

(f)         Obligations of Distributor.  The DISTRIBUTOR shall, subject to the terms of this Agreement and consistent with its own policies, practices and procedures, use its commercially diligent efforts to sell, promote, distribute and otherwise exploit the Products throughout the Exclusive Territory consistent with DISTRIBUTOR’S efforts to sell and distribute its other published products.

(g)         Inventory Shortages-Allocation Preference.   In the event PUBLISHER experiences a shortage in inventory of any Product, PUBLISHER shall first completely fulfill any order made by DISTRIBUTOR before allocating such Product among its other customers, provided that any such order by DISTRIBUTOR is accompanied by either a full or partial payment as required under this Agreement.

3.           Manufacture and Ordering of Product.  Subject to the terms and conditions of this Agreement, DISTRIBUTOR shall order units of each Product from PUBLISHER. In the event that PUBLISHER cannot provide the requested Product to DISTRIBUTOR within reasonable delivery schedules for any reason, then, subject to the prior written approval of PUBLISHER not to be unreasonably withheld, DISTRIBUTOR shall have the right to order such Products directly from the Platform Provider or other authorized manufacturer. In the event PUBLISHER grants such permission, PUBLISHER agrees to provide such documents as DISTRIBUTOR may reasonably require to allow DISTRIBUTOR to order products directly from the authorized manufacturer under PUBLISHER’s license and/or publishing agreement with the applicable Platform Provider or other authorized manufacturer.

4.	Price and Payment.

(a)         Unit Orders; Advance Agreement Pricing.     DISTRIBUTOR may purchase an unlimited number of finished units of the Product from PUBLISHER for PUBLISHER’s Direct Manufacturing Cost (such cost and the terms of payment thereof are more fully detailed in Exhibit 4(a)) for so long as there is any Unrecouped Advance, as defined in, and under the terms of, that certain Advance Agreement between Distributor and Zoo Entertainment, Inc., the ultimate parent company of Publisher, dated of even date herewith (the “Advance Agreement”).   Capitalized terms not otherwise defined in this Agreement shall have the meaning as defined in the Advance Agreement.

(b)         Post Advance Agreement Pricing.  At any time during the Term, and from and after the date that the Unrecouped Advance has been reduced to zero,  DISTRIBUTOR may purchase an unlimited number of finished units of the Product from PUBLISHER for the prices and on the terms of payment set forth on Exhibit 4(b).

(c)         Currency. All pricing shall be computed and paid at the address specified in this Agreement in U.S. dollars.

5.	Representations and Warranties.

(a)         DISTRIBUTOR Representations.  DISTRIBUTOR represents and warrants to PUBLISHER that: (i) DISTRIBUTOR possesses full power and authority to enter into this Agreement and to fully perform its obligations hereunder; (ii) this Agreement has been executed by its duly authorized representative; and (iii) by entering into this Agreement DISTRIBUTOR will not violate any agreements with or legal obligation to any third parties.

(b)         PUBLISHER Representations.     PUBLISHER’s representations and warranties contained herein shall be cumulative and in addition to any other warranties provided by law, including but not limited to those provided in the Uniform Commercial Code. All representations and warranties shall survive DISTRIBUTOR’s inspection, acceptance and payment, and shall run to DISTRIBUTOR, its parent, affiliates, subsidiaries, successors, assigns, customers and users of the Product.  PUBLISHER expressly represents and warrants that: (1) it possesses full power and authority, throughout the Term of this Agreement and any applicable sell-off period, to enter into this Agreement, to grant all rights granted to DISTRIBUTOR herein, and to fully perform its obligations hereunder; (2) this Agreement has been executed by its duly authorized representative; (3) the Product, its title, markings, labels, design and appearance and its sale and resale do not knowingly infringe any patents, trade marks, service marks, trade names, copyrights or other rights of any third party, or unfairly compete therewith, and all necessary third party licenses have been obtained; (4) by entering into this Agreement PUBLISHER will not violate any agreements with or legal obligation to any third parties, and there currently are no actual or potential legal actions or disputes with third parties involving any component of the Product; (5) the Product, and its packaging and manual shall be new, of good quality, free from defects in material workmanship and shall conform strictly to specifications, samples or other descriptions upon which this Agreement is based; (6) the Product shall conform to the specifications included in any documentation or end-user manual associated therewith and will perform the functions described therein; (7) PUBLISHER owns or exclusively controls the rights granted to DISTRIBUTOR hereunder unencumbered by third parties and that the resale of the Product by DISTRIBUTOR, to any person, in any place in the Exclusive Territory is not restricted in any manner whatsoever; (8) it has good title to the Product, and the Product will be free from all liens, encumbrances and claims; (9) the Product will be merchantable, safe, fit and sufficient for the purpose intended; (10) all laws, executive orders, ordinances, rules and regulations of federal, state and local governments and political subdivisions and agencies thereof, (herein collectively referred to as “Laws”) applicable to the Product, or the processing, production, packaging, labeling or identification thereof, will be complied with, and that the price and other terms of sale and all promotional and advertising matter furnished by PUBLISHER comply with all such Laws; (11) the Product has been produced and labeled in compliance with, and has not been, is not, and will not be, adulterated or misbranded within the meaning of any state law and any regulations issued thereunder in force at the time of delivery to DISTRIBUTOR; (12) the handling, or use of the Product will not cause harm to any person or damage to any property; (13) PUBLISHER is an authorized publisher of each Platform Provider in the Exclusive Territory.

6.	Indemnification.

(a)         DISTRIBUTOR Indemnification. DISTRIBUTOR will indemnify, defend and hold PUBLISHER harmless from any costs, damages, losses, and expenses (including without limitation reasonable attorneys’ fees) relating to any third party  claims, actions or proceedings against PUBLISHER arising out of or related in any way to the breach or alleged breach of DISTRIBUTOR’s obligations or representations under this Agreement.

(b)         PUBLISHER Indemnification. PUBLISHER will indemnify, defend and hold DISTRIBUTOR and any of its subsidiaries harmless from any costs, damages, losses, and expenses (including without limitation reasonable attorneys’ fees) relating to any third party claims, actions or proceedings against DISTRIBUTOR arising out of or related in any way to the breach or alleged breach of PUBLISHER’s obligations or representations under this Agreement.

(c)         Indemnified Claims. In the event of a claim, suit, action, or proceeding triggering indemnification obligations under this Agreement, the indemnified party will give the indemnifying party prompt notice of the claim, suit, action, or proceeding and will cooperate with the defense of such claim, suit, action or proceeding. The indemnifying party will: (a) pay all the other party's costs of defense (including without limitation attorneys' fees and expenses) as they come due; (b) retain separate, reasonably acceptable legal counsel if the indemnifying party asserts or reserves the right to later assert claims against the other party in connection with the indemnified claims; (c) have the right to compromise and settle or defend and pay any judgment arising out of indemnified claims; and (d) will promptly pay any settlement or final judgment entered against the indemnified party in connection with any indemnified claim.

7.             Limitation of Consequential Damages. Under no circumstances, whether as a result of breach of contract, warranty, tort (including without limitation negligence) or any other claim or cause of action, will either party be liable to the other for any incidental, special, exemplary, punitive or other consequential damages suffered or incurred as a result of or related in any way to the manufacture, distribution or operation of the Product, even if the other party has been advised in advance of the possibility of such damages. THE PROVISIONS OF THIS SECTION 7 ARE NOT INTENDED TO, AND UNDER NO CIRCUMSTANCES SHALL BE INTERPRETED AS, LIMITING IN ANY MANNER DISTRIBUTOR’S RIGHTS TO ENFORCE ANY REMEDY AT LAW OR AT EQUITY OTHERWISE AVAILABLE TO DISTRIBUTOR IN CONNECTION WITH THE ADVANCE AGREEMENT OR THE BREACH OF THE ADVANCE AGREEMENT BY PUBLISHER OR ANY AFFILIATE OF PUBLISHER.

8.	Term and Termination.

(a)         Term.     Except as otherwise provided herein, this Agreement shall remain in full force and effect from the date of this Agreement until three (3) years from the date of this Agreement (the “Term”).

(b)         Termination.     In the event of a material breach of this Agreement, the non-breaching party may terminate this Agreement or make a claim for damages or equitable relief as appropriate, or both, if the other party fails to cure such breach within thirty (30) days of receipt of a specific, written notice of default.  Cure of a breach under this Agreement will not discharge any claims for damages by the non-breaching party or parties. In the event that PUBLISHER is the breaching party, DISTRIBUTOR shall have the right, at its discretion, to continue to distribute the Products in the Exclusive Territory for the remainder of the Term by ordering Products directly from the Platform Provider or other authorized manufacturer. In such event, PUBLISHER shall provide the supporting documents to DISTRIBUTOR as described in Section 3 of this Agreement. DISTRIBUTOR’S election to continue distributing Products pursuant to this provision shall not in any manner limit DISTRIBUTOR’S right to any other remedy at law or at equity otherwise available to DISTRIBUTOR.

(c)         Effect of Termination.     In the event of expiration or termination of the Agreement for any reason, DISTRIBUTOR shall immediately cease representing itself as a distributor of the Products; however, DISTRIBUTOR may continue to sell its remaining inventory of the Product purchased from PUBLISHER during the Term on a non-exclusive basis for a period not in excess of six (6) months (the “Sell-Off Period”) on the condition that DISTRIBUTOR shall continue to pay PUBLISHER thirty percent (30%) of the Gross Margin on such S2G Sales or such other percentage as may be required pursuant to this Agreement or the Advance Agreement..  Upon the expiration of the Sell-Off Period, DISTRIBUTOR shall cease all marketing, promotion, distribution and sales activities relating to the Product.

9.	Confidentiality.

(a)         Nondisclosure.     During and after the Term, the parties shall use “Confidential Information” (defined hereinbelow) solely for the purpose of fulfilling their respective obligations under this Agreement and shall not disclose any Confidential Information to any person that has not executed a confidentiality agreement agreeing not to, at any time, use for its own benefit or for the benefit of a third party or disclose to any third party any Confidential Information except for DISTRIBUTOR’s lawyers, lender, potential new lenders and investors, accountants and financial advisors, and other parties with which DISTRIBUTOR has actual or potential business dealings, on a “need to know” basis only, subject to a written confidentiality/non-disclosure agreement with DISTRIBUTOR. Each party shall use at least as much care in the protection of the Confidential Information as it uses to protect its own trade secrets and shall take reasonable steps to prevent unauthorized or unnecessary use or copying of Confidential Information. The parties shall not disclose Confidential Information to employees, independent contractors or agents except on a “need to know” basis.

(b)         Cumulative Obligation.    The obligations of this Section are in addition to, not in place of, any confidentiality obligations the parties and their respective employees, independent contractors and agents may be under pursuant to applicable law.

 (c)         Exempted Information.     The terms of this Section will not apply to any Confidential Information that: (a) becomes known to the general public through no fault of the receiving party; (b) was known to the receiving party prior to execution of this Agreement; (c) is learned by the receiving party after execution of this Agreement from a source authorized to disclose such information without restriction; (d) information that is required to be published under the securities laws of the United States or (e) is required to be disclosed in any legal proceeding, provided such disclosure is made only after notice to the owner of the Confidential Information and such disclosure occurs pursuant to a protective order reasonably acceptable to the owner of the Confidential Information. A party claiming that Confidential Information is subject to any of these exemptions will have the burden of proving that such exemption applies.

(d)         Confidentiality.   For purposes of this Agreement, “Confidential Information” shall refer to all information, records, code or data of any kind that are proprietary to either party including without limitation: (1) non-public information concerning the business or finances of the disclosing party; (2) the terms of this Agreement and any plans for developing, distributing, licensing, or marketing the Product or any other products; (3) information concerning customers, suppliers and business strategies, and (4) any other non-public information that if disclosed or used for purposes other than performance under this Agreement would detrimentally affect the business interests of the owner of the Confidential Information.

10.	General Provisions.

a.           Assignment.  Neither party shall assign their rights or delegate their duties under this Agreement without the prior written consent of the other, not to be unreasonably withheld. Any assignment or delegation in violation of this subparagraph shall be void, provided that an assignment and delegation by either party as a result of a merger, internal restructuring or reorganization, change of ownership, or a sale of all or substantially all its outstanding stock or assets shall not constitute a prohibited assignment or require the other party’s prior consent under this paragraph.

b.           Notices.  Notices shall be in writing and shall either be delivered by messenger or by air courier and shall be effective on receipt when sent to the following address or such other address as a party may indicate in writing after execution of this Agreement.

DISTRIBUTOR	Solutions 2 GO Inc.
190 Statesman Drive
Mississauga, ON L5S-1X7
Canada

with copies to:	David Stier
4950 Yonge Street, Suite 900
Toronto, Ontario M2N 6K1
Canada

PUBLISHER	Zoo Publishing, Inc.
3805 Edwards Road
Suite 605
Cincinnati, Ohio 45209

with copies to:	Paul Berg
Berkowitz, Trager & Trager LLC
8 Wright Street
Westport, Connecticut 06880

c.           Waiver. No waiver of any obligation by any party hereto under this Agreement shall be effective unless in writing, specifying such waiver, executed by the party making such waiver.  The failure by either party to enforce at any time or for any period any one or more of the terms or conditions of this Agreement shall not be a waiver of them or of the right at any time subsequently to enforce all terms and conditions of this Agreement.

d.           Survival.  Sections 1, 5-7, 8(b), 8(c), 9 and 10 shall survive expiration or termination of this Agreement and shall remain fully enforceable.

e.           Attorneys’ Fees.  In the event of an action or proceeding to interpret or enforce this Agreement, the prevailing party shall be entitled to an award of its reasonable attorneys’ fees with or without trial, for post-judgment proceedings and on appeal.

f.           Governing Law.  This Agreement shall be governed by the laws of the state of California, without regard to conflicts of laws, and by all applicable U.S. federal law.  Neither party will commence or prosecute any suit, proceeding or claim to enforce this Agreement other than in the state and federal courts located in Los Angeles or Orange County, State of California.  Parties irrevocably consent to the exclusive jurisdiction and venue of such courts.

g.           Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

h.           Entire Agreement.  This Agreement is the complete and final statement of the agreement between the parties with respect to the subject matter of this Agreement and supersedes any prior proposals, understandings or agreements between the parties, oral or written, relating to the subject matter of this Agreement.  This Agreement can be modified only by a writing signed by both parties.

i.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

By signing below, each party acknowledges and accepts the terms of this Agreement.

PUBLISHER:
ZOO PUBLISHING, INC.

By
Title:
Date:

DISTRIBUTOR:
SOLUTIONS TO GO, INC.

By:
Title:
Date:

EXHIBIT A

PRODUCTS DEFINED

EXHIBIT 4(a)
PRICING SCHEDULE DURING PERIOD IN WHICH THERE REMAINS ANY
UNRECOUPED BALANCE UNDER THE ADANCE AGREEMENT

Price
The Price charged to Distributor for Products shall be the sum of (1) the Direct Manufacturing Cost of the Product as defined in Section 1(a) of this Agreement, plus (2) an amount equal to thirty percent (30%) of the Gross Margin earned by S2G from the sale of Product; provided, however, that until the Advance is fully recouped, Advance recoupment allocations shall be made pursuant to the terms of the Advance Agreement.

Payment Terms
DISTRIBUTOR shall remit payment, at the time of placing an order, in an amount equal to 50% of the Direct Manufacturing Cost of Product ordered.  The remaining 50% of the Direct Manufacturing Cost of such product shall be due and payable at the time such Product is delivered to DISTRIBUTOR.

EXHIBIT 4(b)
PRICING AND PAYMENT SCHEDULE AFTER FULL RECOUPMENT UNDER
THE ADVANCE AGREEMENT

Price
The Price charged to Distributor for Products shall be the sum of (1) the Direct Manufacturing Cost of the Product as defined in Section 1(a) of this Agreement, plus (2) an amount equal to thirty percent (30%) of the Gross Margin earned by S2G from the sale of Product.

Payment Terms
DISTRIBUTOR shall remit payment, at the time of placing an order, in an amount equal to 50% of the Direct Manufacturing Cost of Product ordered.  The remaining 50% of the Direct Manufacturing Cost of such product shall be due and payable at the time such Product is delivered to DISTRIBUTOR.

Payment of the thirty percent of Gross Margin shall be paid by Distributor to Zoo on a quarterly basis, with such payment due for a calendar quarter no later than the 15th immediately following such calendar quarter.

(a)
Reports.  No later than ten days following each calendar month, S2G shall provide a report (“Monthly Report”) to Zoo, showing the amount of net S2G Sales, S2G Sales, Net Sales, the Gross Margin on those sales, and such other information as Zoo may reasonably request to confirm the accuracy of the Monthly Report. For avoidance of doubt and as an example, the Monthly Report for September would be due no later than October 10.

(b)
Audit. Each S2G Party shall maintain for a period of two (2) years after the end of the year to which they pertain, complete records needed in order to calculate and confirm S2G's calculations of the amounts set forth on the Monthly Reports. Upon reasonable prior notice, Zoo will have the right, exercisable not more than once every twelve (12) months (unless a discrepancy shall previously have been found), to examine or have its agents examine, such books, records and accounts during any S2G Party’s normal business hours to verify the calculations made by S2G on the Monthly Reports, subject to execution of S2G's standard confidentiality agreement by such agents; provided, however, that execution of such agreement will not preclude such agents from reporting results to Zoo. No audit shall take place during the first three (3) weeks of any quarterly accounting period. The cost of such inspection shall be borne by Zoo, unless such inspection shows that Zoo has been under-credited by more than 7.5%. Any under-credit shall be paid to Zoo in US dollars by S2G by wire transfer.  If S2G, disputes any inspection report submitted by Zoo, the Parties shall have 15 days to resolve the dispute and agree on the proper amount of the Gross Margin. If the dispute is not resolved within that 15 day period, the amount shall be submitted to accounting  arbitration.

(c)
Accounting Disputes.  In the event the parties dispute any Monthly Report, the parties shall jointly submit their dispute to a national or regional accounting firm with offices in Los Angeles, California, mutually selected by them and with respect to which no party hereto has had any relationship in the past three years (the “Arbitrating Accountant”) for final determination, whose determination shall be made within thirty (30) days of the date the dispute is submitted to the Arbitrating Accountant; provided, however, that the determination of the Arbitrating Accountant shall be limited exclusively to the determination of the amount of Gross Margin for the period covered by the Monthly Report at issue and related accounting matters, as applicable, and shall not in any manner address the interpretation or legal effect of any other provision of this Agreement. The Arbitrating Accountant shall be permitted to conduct its own independent investigation of the disputed items as well as hear presentations of the disputed items from the parties. The fees and expenses of the Arbitrating Accountant will be shared by the parties equally.  The Arbitrating Accountant’s determination shall be final and binding on the Parties and shall be enforceable in a court of law. For purposes of complying with this Section the Parties will promptly furnish to each other and to the Arbitrating Accountant such work papers and other documents and information relating to the disputed items as the Arbitrating Accountant may request and are available to that party and will be afforded the opportunity to present to the Arbitrating Accountant any material related to the disputed items and to discuss the items with the Arbitrating Accountant.  The Parties may require that the Arbitrating Accountant enter into a customary form of confidentiality agreement with respect to the work papers and other documents provided to the Arbitrating Accountant.